EXHIBIT 99.2

JOINT FILING AGREEMENT

           JOINT FILING AGREEMENT (this “Agreement”), dated as of July 17, 2014, among IBC Equity Holdings, Inc., Bryan Collins and Samuel Oshana (collectively, the “Joint Filers”).

WITNESSETH

           WHEREAS, as of the date hereof, each of the Joint Filers is filing a Schedule 13D under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to securities of Thinspace Technology, Inc. (the “Schedule 13D”);

WHEREAS, each of the Joint Filers is individually eligible to file the Schedule 13D;

WHEREAS, each of the Joint Filers wishes to file the Schedule 13D and any amendments thereto jointly and on behalf of each of the Joint Filers, pursuant to Rule 13d-1(k)(1) under the Exchange Act;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the parties hereto agree as follows:

1.           The Joint Filers hereby agree that the Schedule 13D is, and any amendments thereto will be, filed on behalf of each of the Joint Filers pursuant to Rule 13d-1(k)(1) under the Exchange Act.

2.           Each of the Joint Filers hereby acknowledges that, pursuant to Rule 13d-1(k)(1)(ii)  under the Exchange Act, it is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning it contained therein, and is not responsible for the completeness and accuracy of the information concerning any of the other parties contained therein, unless it knows or has reason to know that such information is inaccurate.

3.           Each of the Joint Filers hereby agrees that this Agreement shall be filed as an Exhibit to the Schedule 13D, pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

IBC EQUITY HOLDINGS, INC.

By:	/s/ Samuel Oshana
Samuel Oshana

/s/ Samuel Oshana
Samuel Oshana

/s/ Bryan Collins
Bryan Collins